UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2007

Anadys Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50632	22-3193172
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3115 Merryfield Row, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 530-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 24, 2007, Lawrence C. Fritz, Ph.D. resigned as President and Chief Executive Officer and from the Board of Directors of the Company. The parties have executed a Separation Agreement and General Release of All Claims (Separation Agreement) which will provide Dr. Fritz with certain separation benefits. A copy of the Separation Agreement is attached hereto as Exhibit 10.47 and incorporated by reference herein.

Effective August 24, 2007, Steve Worland, Ph.D., the Company’s President, Pharmaceuticals, was appointed as the Company’s President and Chief Executive Officer and was also appointed to the Company’s Board of Directors. In connection with Dr. Worland’s appointment as President and Chief Executive Officer, Dr. Worland’s annual base salary was increased to $375,000.

Dr. Worland, 49, had served the Company as President, Pharmaceuticals since June 2006. He joined the Company in March 2001 as Chief Scientific Officer and was promoted to Executive Vice President, Head of Research and Development in October 2004. In December 2005 he was named Executive Vice President, Pharmaceuticals, assuming additional responsibilities, including strategic planning and corporate development, while continuing to lead Anadys’ research and development efforts. From 1999 to 2001 he was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company. Dr. Worland was at Agouron from 1988 through the acquisition of Agouron by Warner-Lambert in 1999. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. He received his B.S. in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anadys Pharmaceuticals, Inc.

August 29, 2007	By:	/s/ James T. Glover

Name: James T. Glover
Title: Senior Vice President, Operations and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.47	Separation Agreement and General Release of All Claims dated August 29, 2007 by and between Anadys Pharmaceuticals, Inc. and Lawrence C. Fritz, Ph.D.